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Exhibit 23.4

        LEE KEELING AND ASSOCIATES, INC.

PETROLEUM CONSULTANTS

First Place Tower
15 East Fifth Street, Suite 2500
Tulsa, Oklahoma 74103-4350
(918) 587-5521, Fax (918) 587-2881

SandRidge Energy, Inc.
123 Robert S. Kerr Avenue
Oklahoma City, OK 73102

Ladies and Gentlemen:

        We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-1 and Form S-3 of SandRidge Mississippian Trust II and SandRidge Energy, Inc., to be filed on or about March 14, 2012 (as amended, the "Registration Statement"), including any future amendments thereto, of all references to the name of Lee Keeling and Associates, Inc.; to references to Lee Keeling and Associates, Inc. in the Registration Statement, including under the heading "Experts"; and to the inclusion in the Registration Statement of information taken from our "Estimated Proved Reserves and Future Net Cash Flow Constant Pricing of SandRidge Energy, Inc. Effective December 31, 2011"; "Estimated Proved Reserves and Future Net Cash Flow Constant Pricing of SandRidge Energy, Inc. Effective December 31, 2010"; and our "Estimated Proved Reserves and Future Net Cash Flow Constant Pricing of SandRidge Energy, Inc. Effective December 31, 2009" in SandRidge Energy, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the U.S. Securities and Exchange Commission on February 27, 2012.

/s/ Lee Keeling and Associates, Inc. Lee Keeling and Associates, Inc.
March 12, 2012 Tulsa, Oklahoma

WWW.LKAENGINEERS.COM

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  Exhibit 23.4